UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   November 13, 2013

VISION-SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction	(Registration number)	(IRS employer
of incorporation)	identification no.)	identification no.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (845) 365-0600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 13, 2013, Vision-Sciences, Inc, (the "Company") received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market ("NASDAQ") indicating that, for the last 30 consecutive business days, the bid price for the Company's common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under NASDAQ Marketplace Rule 5550(a)(2).

In accordance with NASDAQ Marketplace Rule 5810(c)(3), the Company has 180 calendar days, or until May 12, 2014, to regain compliance with the minimum $1.00 price per share requirement. To regain compliance, anytime before May 12, 2014, the bid price of the Company's common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. NASDAQ's notification letter has no effect on the listing of the Company's common stock at this time.

On May 12, 2014, if the Company meets The Nasdaq Capital Market initial listing criteria set forth in NASDAQ Marketplace Rule 5505, except for the minimum bid price requirement, it may be provided with an additional 180 calendar day compliance period to demonstrate compliance. If the Company is not eligible for an additional compliance period at that time, NASDAQ will provide the Company with written notification that its common stock will be delisted. Upon such notice, the Company may appeal the NASDAQ Staff's determination to a Nasdaq Listing Qualifications Panel pursuant to the procedures set forth in the applicable NASDAQ Marketplace Rules. There can be no assurance that, if the Company appeals the NASDAQ Staff's determination, such appeal would be successful.

The Company is currently evaluating its alternatives to resolve this listing deficiency. There can be no assurance that the Company will be able to regain compliance with applicable NASDAQ listing requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/ Keith J. C. Darragh
	Name:	Keith J. C. Darragh
	Title:	Vice President, Finance, Principal Financial Officer, and Principal Accounting Officer

Date:  November 13, 2013